NEIMAN FUNDS

RULE 12B-1 PLAN

Appendix A

Funds to be Serviced Under This Plan

Neiman Large Cap Value Fund

Advisors Capital Total Return - Equity Fund

Advisors Capital Small/Mid Cap Fund

Advisors Capital Tactical Fixed Income Fund

Advisors Capital Active All Cap Fund
Advisors Capital Growth Fund
Advisors Capital International Fund

Advisors Capital International ETF Fund

Dated: Effective March 10, 2026

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